EXHIBIT 10-AO              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "Agreement",) is made and entered into of the 1st day of January, 1995, by and between DDL ELECTRONICS, INC., a Delaware corporation (the "Company"), and WILLIAM E. COOK ("Cook").


                                BACKGROUND

     A.   The Company has employed Cook as its Chief Executive
Officer.

     B. Pursuant to a Resolution of the Board of Directors of the Company dated December 30, 1994, the Company is authorized and instructed to enter into this Agreement to set forth the terms and conditions of such continuing employment.

     C. Cook agrees to be employed by the Company pursuant to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                 AGREEMENT

                                    I.
                                EMPLOYMENT

     1.1 Position. The Company hereby engages and employs Cook in the capacity of Chief Executive Officer. The Company's Board of Directors (the "Board") may provide such additional designations of title to Cook as the Board, in its discretion, may deem appropriate. Cook shall report directly to the Board and shall perform the executive duties and functions of Chief Executive Officer, subject to the reasonable limitations of authority set forth from time to time in the resolutions of the Board and applicable law. Cook shall not be required without his consent to undertake responsibilities not commensurate with his position as Chief Executive Officer, nor shall the Company unreasonably limit or restrict his authority or responsibility in the performance of those duties.

     1.2 Duties. Cook's duties will include all of those generally associated with the position of Chief Executive Officer, subject to the direction of the Board. Such duties will include the full time corporate management of all of the Company's operations, with Cook's primary duties being to focus his efforts toward the objective of making the Company profitable, of seeking additional financing (as required), and developing and implementing a growth strategy for the Company through internal operations and acquisition alternatives.

                                    II.
                         COMPENSATION AND BENEFITS

     2.1 Base Salary. Cook's base salary shall be at the rate of One-Hundred Sixty-Five Thousand Dollars ($165,000) per year. This base salary will be reviewed at least annually by the Compensation Committee of the Board (the "Compensation Committee"), but shall not be adjusted down without Cook's prior written consent.

     2.2 Bonus. Cook shall be eligible to participate in the Company's bonus plans as the same may be adopted from time to time.

     2.3 Other Benefits. Cook shall be entitled to four (4) weeks per year of vacation time. The Company shall furnish Cook with an automobile or a car allowance of $600 per month. In addition, the Company shall provide Cook with the medical benefits that are made available at any given time to the other executives of the Company, and shall provide Cook with an annual paid medical examination. The Company shall also furnish Cook with a life insurance policy in the amount of two (2) times Cook's base salary with an optional additional amount of one (1) time base salary paid for by Cook.

     2.4 Expense Reimbursement. Cook shall be reimbursed for reasonable out-of-pocket expenses in accordance with the Company's established policies applicable to all officers.


                                   III.
                       TERMINATION AND SEVERANCE PAY

     3.1 At Will. Cook and the Company acknowledge and agree that Cook's employment with the Company is expressly "at will" both during and after the term of this Agreement. This means that either party may terminate Cook's employment with or without cause. Any termination of Cook's employment is, however, subject to the terms and provisions of this Agreement as to severance pay and other obligations.

     3.2 Voluntary Resignation. In the event that Cook's employment with the Company terminates as a result of his voluntary resignation, Cook shall be entitled to no severance pay. For purposes of this Agreement, the term "voluntary resignation" shall not include a resignation that is tendered by Cook pursuant to a direct request of the Board. A resignation tendered by Cook pursuant to a direct request of the Board shall, for purposes of this Agreement, be treated as an involuntary termination, and Cook's entitlement to severance pay and additional benefits in accordance with the provisions of Sections 3.3(a) and 3.3(b) below shall depend upon whether the Board's request was based on Cause (as defined in Section 3.3(c) below).

     3.3  Involuntary Termination.

          (a) Severance Pay. In the event that Cook's employment with the Company is terminated by the Company for Cause (as defined in Section 3.3(c) below), Cook shall be entitled to no severance pay. In the event that Cook's employment with the Company is terminated other than for Cause, Cook shall be entitled to severance pay in the form of a lump-sum cash payment equal to the sum of (i) Cook's highest annual base salary rate with the Company within the three-year period ending on the date of Cook's termination, plus (ii) a "Bonus Increment. " The Bonus Increment shall equal the annualized average of all bonus and incentive compensation payments paid to Cook pursuant to Section 2.2 above during the two-year period immediately before the date of Cook's termination. Cook shall not be required or obligated to obtain other employment to mitigate the payments due him hereunder, and no compensation received by Cook from such other employment shall be an offset against the payments to be made by the Company.

          (b) Additional Benefits. In the event that Cook's employment with the Company is terminated by the Company other than for Cause (as defined in Section 3.3(c) below), Cook shall be entitled to continue to participate in the Company's employee benefit programs (including without limitation the car or car allowance) that had been made available to Cook pursuant to
Section 2.3 above. These programs shall be continued at no cost to Cook, except to the extent that tax rules require the inclusion of the value of such benefits in Cook's income. The programs shall continue for the benefit of Cook for a period of one (1) year after the date of Cook's termination, in the same way and at the same level as immediately prior to Cook's termination. In addition, in the event that Cook's employment is terminated with the Company other than for Cause, the Company shall transfer to Cook ownership and possession (free and clear of all liens and encumbrances) of the personal computer, computerized day calendar (including all related personal information manager software), and cellular telephone in Cook's possession, custody or control immediately prior to Cook's termination.

          (c) Cause. For purposes of this Agreement, "Cause" shall mean (i) the willful and deliberate refusal of Cook to comply with a lawful, written instruction of the Board, which refusal is not remedied by Cook within a reasonable period of time after his receipt of written notice from the Company identifying the refusal, so long as the instruction is consistent with the scope and responsibilities of Cook's designated capacity; (ii) an act or acts of personal dishonesty by Cook that were intended to result in substantial personal enrichment of Cook at the expense of the Company; (iii) Cook's conviction of any felony involving an act of moral turpitude; or (iv) Cook's material breach of any representation or covenant contained in
Section 5, 6 or 7 of this Agreement.

          (d) Constructive Termination. Cook's employment with the Company shall be deemed to have been involuntarily terminated by the Company in the event of a "Constructive Termination" (as defined below). Cook shall be entitled to the severance pay and additional benefits set forth in Sections 3.3(a) and 3.3(b) above if (i) Cook gives written notice of his resignation within thirty
(30) days of such Constructive Termination and advises, as part of such resignation, that he is resigning because of the Constructive Termination, and (ii) the Constructive Termination was other than for Cause.

          For purposes of this Agreement, "Constructive Termination" shall mean (i) the material reduction or material adverse modification of Cook's authority or duties without his prior written consent (i.e., the substantial diminution or adverse modification in Cook's title, status, overall position, responsibilities, rporting relationship or general working environment); (ii) failure of Cook to be reelected as a Director of the Company (unless Cook advises that he does not desire to be nominated); (iii) failure by the Company to provide indemnification to Cook when permitted by the Company's charter documents or indemnity agreement with Cook, as the same may be amended or revised from time to time; or (iv) the purchase by one person or entity, or two or more persons or entities acting in concert, of equity securities of the Company representing more than fifty percent (50%) of the aggregate voting power of all outstanding securities of the Company.

     3.4 Death. In the event of Cook's death, this Agreement shall automatically terminate and shall be of no further force and effect. Termination of Cook's employment as a result of his death shall not result in any obligation by the Company to pay severance pay or other benefits to Cook's estate or heirs.

     3.5 Disability. In the event of Cook's Disability (as defined below) during the term of this Agreement for any period of at least three (3) consecutive months, the Company shall have the right, which may be exercised in its sole discretion, to terminate this Agreement. In the event the Company does elect to terminate this Agreement, Cook shall not be entitled to any severance pay at any time but shall be entitled to normal disability benefits in accordance with the policies established from time to time by the Company. For purposes of this Agreement, "Disability" shall mean the inability of Cook to perform his employment services hereunder by reason of physical or mental illness or incapacity as determined by a physician chosen by the Company and reasonably satisfactory to Cook or his legal representative.


                                    IV.
                                   TERM

     This Agreement shall be effective as of the date hereof and shall terminate one year after the date of Cook's employment termination.

                                   V.
                      NONDISCLOSURE OF INFORMATION
                    AND NON-SOLICITATION OF EMPLOYEES

     5.1 Nondisclosure of Confidential Information. Except in the performance of his duties hereunder, Cook shall not disclose to any person or entity or use for his own direct or indirect benefit any Confidential Information (as defined below) pertaining to the Company obtained by Cook in the course of his employment with the Company. For purposes of this Agreement, "Confidential Information" shall include the Company's products, services, processes, suppliers, customers, customers' account executives, financial, sales and distribution information, price lists, identity and list of actual and potential customers, trade secrets, technical information, business plans and strategies to the extent that such information has not been publicly disseminated by the Company, other than through a breach hereof.

     5.2 Non-Solicitation. Cook agrees that, so long as he is employed by the Company and for a period of one (1) year after termination of his employment for any reason except involuntary termination without Cause, he shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company, (b) usurp any opportunity of the Company that Cook became aware of during his tenure at the Company or which is made available to him on the basis of the belief that Cook is still employed by the Company, or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client with the Company.


                                    VI.
                              NON-COMPETITION

          So long as Cook is employed by the Company and for a period of one (1) year after termination of his employment for any reason except involuntary termination without Cause, Cook shall not, without the prior written consent of the Company's President, either directly or indirectly, including without limitation through a partnership, joint venture, corporation or other entity or as a consultant, director or employee, engage in the business engaged in by the Company as of the date hereof within those geographical areas in which the Company currently conducts active business operations.

          The parties hereto agree that both the scope and nature of the covenant and the duration and area for which the covenant not to compete set forth in this Article VI is to be effective are reasonable in light of all facts and circumstances. In the event that any provision of this Agreement, including without limitation any provision of this Article VI, shall to any extent be held invalid, unreasonable or unenforceable, in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall have the power, and is hereby asked by the parties, to reduce the scope, duration and/or area of such provisions (and to substitute appropriate provisions for any such unenforceable provisions) in order to make such provisions enforceable to the fullest extent permitted by law, and/or to delete specific words and phrases, and such modified provisions shall then be enforceable and shall be enforced.


                                   VII.
                   REPRESENTATIONS AND COVENANTS OF COOK

     7.1 Best Efforts. In consideration of the payments to be made hereunder, Cook agrees to devote substantially his entire business time and attention to the performance of his duties hereunder, and to serve the Company diligently and to the best of his abilities. Notwithstanding the foregoing, Cook shall have the continuing right to (a) make passive investments in the securities of any publicly-owned corporation, (b) make any other passive investments with respect to which he is not obligated or required to, and does not in fact, devote any substantial managerial efforts that interfere with his fulfillment of his duties, and (c) upon the prior approval of the disinterested Directors of the Company's Board, serve as a director or consultant for other companies or entities.

     7.2 No Restrictions. Cook represents that he is under no actual or alleged restriction, limitation or other prohibition
(whether as a result of his prior employment or otherwise) to perform his duties as described herein.

                                   VIII.
                               MISCELLANEOUS

     8.1 No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

     8.2 Notices. Any and all notices referred to herein shall be sufficiently furnished if in writing, and sent by registered or certified mail, postage prepaid, to the respective parties at the following addresses or such other address as either party may from time to time designate in writing:

To the Company:     DDL Electronics, Inc.
                    7320 SW Hunziker Road Suite 300
                    Tigard, Oregon  97223-2302
                    Attention:  Secretary

     To Cook:       Mr. William E. Cook
                    14775 SW Peachtree Drive
                    Tigard, Oregon  97224-1486

     8.3 Assignment. This Agreement may not be assigned by Cook. This Agreement shall be binding upon the Company's successors and assigns.

     8.4 Entire Agreement. This Agreement supersedes any and all prior written or oral agreements between Cook and the Company, and contains the entire understanding of the parties hereto with respect to the terms and conditions of Cook's employment with the Company. Nothing herein shall modify or amend that certain General Nonstatutory Stock Option Agreement, effective as of December 3, 1991, between the Company and Cook.

     8.5 Governing Law. This Agreement shall be construed and enforced in accordance with the laws and decisions of the State of Delaware.

     8.6 Expenses. The Company agrees to pay all fees and expenses incurred by it in connection with the preparation of this Agreement. In addition, the Company shall pay all of Cook's fees, costs and expenses (including reasonable attorney's fees) incurred in connection with entering into this Agreement and enforcing his rights hereunder.

     8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

The "Company":

DDL ELECTRONICS, INC., a Delaware corporation



By:________________________________________
Its.  Chief Financial Officer And Secretary



"Cook":





___________________________________________
William E. Cook